EXHIBIT 10.35

FORM OF SECOND MODIFICATION AGREEMENT

(New Terms)

This Second Modification Agreement (the ‘‘Agreement’’), dated as of                              for reference purposes only, is made by and between Greenhill & Co. Inc., a Delaware corporation (‘‘Borrower’’), and First Republic Bank (the ‘‘Lender’’), with reference to the following facts:

A.    The Lender has previously made a loan in the total principal amount of Thirty Million and 00/1 00 Dollars ($30,000,000.00) (the ‘‘Loan’’) to Borrower.

B.    The Loan arises out of that certain Loan Agreement dated January 31, 2006 and modified as of August 1, 2006 (the ‘‘Loan Agreement’’) executed by Borrower and the Lender, All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement. The Loan is evidenced by Borrower’s promissory note dated January 31, 2006 and modified as of August 1, 2006 (the ‘‘Note’’).

C.    Borrower has requested that the Lender modify certain of the Loan Documents on the terms and conditions of this Agreement, and the Lender is willing to do so.

THEREFORE, for valuable consideration, the Lender and Borrower agree as follows:

1.	Modification of Loan Documents.

1.1    Principal Amount of the Loan.    Effective with this Agreement, the principal amount of the Loan is hereby increased by Twenty Million and 00/100 Dollars ($20,000,000.00) from the total amount of Thirty Million and 00/1 00 Dollars ($30,000,000.00) to Fifty Million and 00/100 Dollars ($50,000,000.00). Refer to the Amended and Restated Promissory Note dated March 14, 2007 which supercedes and replaces the Promissory Note dated January 31, 2006 and modified as of August 1, 2006.

1.2    Extension of Maturity Date.    The maturity date of the Note is extended from August 1, 2007 (the ‘‘Existing Maturity Date’’) to August 1, 2008 (the ‘‘New Maturity Date’’), at which time the entire unpaid principal balance of the Note and all accrued but unpaid interest shall be due and payable.

1.3    Interest Rate.    Effective with this agreement until the New Maturity Date, interest on the unpaid principal balance of the Note shall accrue at the following interest rate or interest rates, subject to the terms of the Loan Documents: Refer to the Amended and Restated Promissory Note dated March 14, 2007 which supercedes and replaces the Promissory Note dated January 31, 2006 and modified as of August 1, 2006.

1.4    Payment of Principal and Interest.    From and after the Existing Maturity Date to the New Maturity Date, principal and interest shall be payable as follows: No change.

1.5    Payment on New Maturity Date.    The entire unpaid principal balance of the Note and all accrued and unpaid interest thereon shall be due and payable on August 1, 2008.

1.6    Other Modifications.    The Loan Documents are further modified in the following respects:

(a)    The amount on Section 2.1 (a) of the Loan Agreement is hereby increased from ‘‘Thirty Million and 00/1 00 Dollars ($30,000,000.00)’’ to ‘‘Fifty Million and 00/1 00 Dollars ($50,000,000.00)’’.

(b)    Both references to the date on Section 2.1 (b) of the Loan Agreement are hereby replaced from ‘‘August 1, 2007’’ to ‘‘August 1, 2008’’.

(c)    Sections 8.1 and 8.2 of Exhibit A to the Loan Agreement are hereby amended in their entirety, and the following substituted therefor:

‘‘8.1    Minimum Tangible Net Worth.    Borrower shall maintain a minimum tangible net worth of not less than $90,000,000.00 at each fiscal year end.’’

‘‘8.2    Debt to Tangible Net Worth.    Borrower shall maintain a debt to tangible net worth of not more than 1.5 to 1.’’

(d)    Borrower shall pay to the Lender, upon execution of this Agreement, a commitment fee of                          and a documentation fee of                  totaled                     , which fees shall be debited from Borrower’s account number                          held with Lender.

(e)    The following are hereby added as Sections 9 and 10 respectively, to Exhibit A of the Loan Agreement:

‘‘9.    Letters of Credit:    Letters of credit will be made available and issued for the account of Borrower as part of the Commitment to Borrower under this Agreement, subject to the Letter of Credit Sublimit and the other terms and conditions of this Agreement, including the following terms:

(a)    Certain Definitions.    For purposes of this Loan Schedule, the following terms shall have the following meanings:

(i)    Letters of Credit.    ‘‘Letters of Credit’’ means one or more standby letters of credit, in form and substance acceptable to the Lender, now or hereafter issued by the Lender for the account of Borrower, or one or more commercial letters of credit issued by a third party under agreement with Lender for the account of Borrower, and all extensions, renewals, modifications and replacements of any or all of such documents. Lender, or any third party issuer of a Letter of Credit under an agreement with Lender shall be referred to hereunder as the ‘‘Issuer.’’

(ii)    Letter of Credit Agreements.    ‘‘Letter of Credit Agreements’’ means a standby letter of credit agreement or agreements or a commercial letter of credit services agreement or agreements, and all related documents now or hereafter executed by Borrower or any other account party for Borrower’s benefit in connection with the issuance by Issuer, for the account of Borrower, of a Letter or Letters of Credit for the account of Borrower, and all extensions, renewals, modifications and replacements of such agreements and documents.

(iii)    Letter of Credit Sublimit.    ‘‘Letter of Credit Sublimit’’ means the amount shown in this Loan Schedule as the Letter of Credit Sublimit, representing the maximum face amount of all Letters of Credit that Borrower is entitled to obtain from the Issuer, for the account of Borrower, and that may be outstanding at any time under this Agreement.

(b)    Letters of Credit.    Upon Borrower’s request from time to time prior to the Termination Date, and subject to Borrower’s satisfaction of the Lender’s then standard and customary requirements and conditions (including the payment of the Lender’s then customary initial and periodic Letter of Credit fees and charges), and provided that no Default or event of Default has occurred and is continuing, the Issuer shall issue Letters of Credit, for the account of Borrower, in aggregate amounts not exceeding at any time the Letter of Credit Sublimit. All Letters of Credit now or hereafter issued by the Issuer, for the account of Borrower, shall be deemed to reduce the amount of the Commitment by the aggregate face amount of such Letters of Credit, provided, however, that when a payment is made under any Letter of Credit, the amount of such payment shall be added to the Commitment. Any payment made by the Lender under or in connection with a Letter of Credit shall constitute a Line of Credit Advance under this Agreement and part of the outstanding principal balance of the Line of Credit Loan on the date such payment is made. Borrower agrees to indemnify and hold the Lender harmless from and against any loss, cost, expense, or liability, including payments made by Lender, expenses, and attorneys’ fees incurred by Lender arising out of or in connection with any Letters of Credit.

10.    Letter of Credit Sublimit:    $475,044.80

a.    Letter of Credit Fee:    One (1.0%) percent of Letter of Credit amount renewal lee per annum.’’

1.7    Late Charges/After Default Interest Rate.    The late charges provided for in the Note shall continue to apply to all installment payments under Section 1.4 above, and the after default interest rate set forth in the Note shall continue to apply after the occurrence of an Event of Default.

2.    Representations and Warranties.    As a material inducement to the Lender’s execution of this Agreement, Borrower makes the following warranties and representations to the Lender:

2.1    Authority.    Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Persons signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Persons executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite action on the part of Borrower,

2.2    Financial Statements.    All statements respecting the financial condition of Borrower, any Guarantors, and any other Persons which have been furnished to the Lender (a) are accurate and complete in all respects as of the dates appearing thereon; (b) present fairly the financial condition and results of operations of the Person to whom the statement applies as of the date and for the period shown on such statement; and (c) disclose all suits, actions, proceedings and contingent liabilities affecting the Person to whom the financial statement applies.

2.3    Other Encumbrances.    There are no encumbrances or liens affecting all or part of the Collateral, except for the liens and security interests in favor of the Lender and the Permitted Liens.

3.    No Modification of Loan Documents.    Nothing contained in this Agreement shall be construed to obligate the Lender to extend the time for payment of the Note or otherwise modify any of the Loan Documents in any respect, except as expressly set forth in this Agreement.

4.    No Waiver.    No waiver by the Lender of any of its rights or remedies in connection with the Loan shall be effective unless such waiver is in writing and signed by the Lender. The Lender’s rights and remedies under this Agreement are cumulative with and in addition to any and all other legal and equitable rights and remedies which the Lender may have in connection with the Loan.

5.    Entire Agreement.    This Agreement and the other Loan Documents contain the entire agreement and understanding among the parties concerning the matters covered by this Agreement and the other Loan Documents and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by the Lender or Borrower concerning the matters covered by this Agreement and the other Loan Documents.

6.    Modifications.    This Agreement may be modified only by a written agreement signed by Borrower and the Lender.

7.    Descriptive Headings: Interpretation.    The headings to sections of this Agreement are for convenient reference only and shall not be used in interpreting this Agreement. For purposes of this Agreement, the term ‘‘including’’ shall be deemed to mean ‘‘including without limitation.’’

8.    Attorneys’ Fees.    Borrower shall pay all costs and expenses, including attorneys’ lees and costs, incurred by the Lender in enforcing any of the terms of this Agreement or the other Loan Documents, whether or not any legal proceedings are instituted by the Lender. Without limiting the generality of the immediately preceding sentence, upon the Lender’s demand, Borrower shall reimburse the Lender for all costs and expenses, including attorneys’ fees and costs, which are incurred by the Lender in connection with any action by the Lender for relief from the automatic stay arising under Bankruptcy Code Section 362(a), 11 U.S.C. §362(a).

9.    Indemnification.    Borrower shall indemnify and hold the Lender and its officers, directors, agents, employees, representatives, shareholders, affiliates, participating lenders, successors and assigns harmless from and against any and all claims, demands, damages, liabilities, actions, causes of action, suits, costs and expenses, including attorneys’ fees and costs, directly or indirectly arising out of or relating to any commission or brokerage fee or charge claimed to be due or owing to any person or entity in connection with the transactions contemplated by this Agreement as a result of any act or agreement made by the Borrower.

10.    No Third Party Beneficiaries.    This Agreement is entered into for the sole benefit of the Lender and Borrower, and no other party shall have any right of action under this Agreement.

11.    NO CLAIMS.    BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS NO OFFSETS OR DEDUCTIONS OF ANY KIND AGAINST ANY OR ALL OF THE OBLIGATIONS; AND (B)    IT HAS NO DEFENSES OR OTHER CLAIMS OR CAUSES OF ACTION OF ANY KIND AGAINST THE LENDER IN CONNECTION WITH THE LOAN OR THE COLLATERAL.

12.    Upon the Lender’s request, Borrower shall pay to the Lender all costs, charges, and expenses paid or incurred by the Lender in connection with the preparation of this Agreement and the transactions contemplated hereby, including (a) reasonable attorneys’ fees and costs, filing fees, recording charges, and document preparation fees; and (b) if the Loan is secured by any real property, title insurance costs and charges (including the cost of all title insurance endorsements which the Lender determines to be necessary to insure the continuing priority of any deed of trust or other real property security instrument securing the Loan following the execution of this Agreement, and the issuance of such endorsements shall constitute a condition to the effectiveness of this Agreement).

13.    Continuing Effect of Documents.    The Note and other Loan Documents, as modified by this Agreement, shall remain in full force and effect in accordance with their terms and are affirmed by Borrower.

14.    Time of the Essence.    Time is of the essence with respect to each provision of this Agreement.

15.    Counterparts; Successors.    This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

16.    REVIEW BY BORROWER WITH INDEPENDENT COUNSEL.    BORROWER ACKNOWLEDGES AND AGREES THAT (A) IT HAS CAREFULLY READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE DOCUMENTS CONTEMPLATED BY THIS AGREEMENT AND UNDERSTANDS SUCH TERMS AND CONDITIONS; AND (B) IT HAS ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY, AFTER HAVING CONSULTED WITH ITS INDEPENDENT LEGAL COUNSEL OR AFTER HAVING HAD AN OPPORTUNITY TO CONSULT WITH ITS INDEPENDENT LEGAL COUNSEL.

BORROWER:

Greenhill & Co. , Inc., a Delaware corporation

By:
        Harold J. Rodriguez, Jr.
        Treasurer

LENDER:

First Republic Bank

By: